The Men’s Wearhouse, Inc.

News Release	For Immediate Release
MEN’S WEARHOUSE ANNOUNCES CONVERSION TRIGGERED
WITH REGARD TO ITS CONVERTIBLE DEBENTURES
HOUSTON – May 19, 2006 – The Men’s Wearhouse (NYSE: MW) announced today that, as a result of the closing sale price of the Company’s common stock exceeding 120% of the conversion price for the Company’s 3.125% Convertible Senior Notes due 2023 for the requisite number of days set forth in the indenture governing such Notes, the Notes shall be convertible during the conversion period beginning May 19, 2006 and ending August 17, 2006.
As previously announced, the Company has irrevocably elected to settle the principal amount at issuance of the notes in cash when and if surrendered for conversion.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 725 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories, including tuxedo rentals available in the Men’s Wearhouse and Moores stores.
For additional information on Men’s Wearhouse, please visit the company’s website at www.menswearhouse.com.

CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (713) 592-7200
Ken Dennard, DRG&E (713) 529-6600